Exhibit 4.1

September 9, 2019

MODERN MEDIA ACQUISITION CORP. S.A.

as Company

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

as Warrant Agent and Transfer Agent

WARRANT AGREEMENT

This WARRANT AGREEMENT (the “Agreement”) is made on September     , 2019

BETWEEN

(1)

Modern Media Acquisition Corp. S.A., organized and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 19, rue de Bitbourg, L-1273 Luxembourg, Grand-Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (R.C.S. Luxembourg) under number B232611 (the “Company”);

(2)	Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”, also referred to herein as the “Transfer Agent”).

WHEREAS:

Pursuant to a business transaction agreement dated 24 January 2019, as amended, the Company and Modern Media Acquisition Corp., a Delaware corporation ( “MMAC US”), agreed, among others, to achieve a merger by way of absorption of MMAC US by the Company (the “Merger”).

As a result of the Merger, the Company will acquire all assets and liabilities of MMAC US by way of universal succession and as of the effective date of the Merger MMAC US will be subrogated to all rights and obligations of MMAC US towards third parties.

On 17 May 2017, a New York law governed warrant agreement was entered into between MMAC US and the Warrant Agent under which MMAC US issued (i) 7,320,000 warrants to Modern Media Sponsor, LLC (the “Existing Private Placement Warrants”), and (ii) 10,350,000 warrants to the public (the “Existing Public Warrants”, together with the Existing Private Placement Warrants collectively referred to as the “Existing Warrants”).

As a consequence of the Merger, the Existing Warrants, to the extent they are not forfeited by the holder thereof and cancelled in connection with the Company’s anticipated consummation of the Merger and related private placement offering, will be converted into warrants to purchase shares of the Company (“Warrants”), which Warrants will be governed by the terms of this Agreement.

The Company has filed with the U.S. Securities and Exchange Commission (the “Commission”) a registration statement, File No. 333-229613 and related prospectus (the “Registration Statement”), for the registration, under the Securities Act of 1933 (the “Securities Act”), of the Warrants to be issued in connection with the Merger and the shares of the Company subject to such Warrants.

The Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants.

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1.	References

In this Agreement:

(a)	any reference to any agreement is to be construed as a reference to such agreement as it may be amended, supplemented, modified or extended from time to time, whether before or after the date hereof;

(b)	a reference to a person or persons is, where relevant, deemed to be a reference to or to include their respective successors, permitted assignees or transferees, as appropriate;

(c)	reference to clauses and schedules are references to, respectively, clauses of and schedules to this Agreement and reference to this Agreement includes its schedules;

(d)

a reference to a law or regulation or any provisions thereof is to be construed as a reference to such law, regulation or provisions as the same may have been, or may from time to time hereafter be, amended or re-enacted; and

(e)

words importing the singular shall include the plural and vice versa; words importing a masculine gender also include the feminine gender and words importing persons or shareholders also include corporations, partnerships, associations and any other organised groups of persons whether incorporated or not.

2.	Appointment of Warrant Agent

The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

3.	Warrants

3.1.	Form of Warrant

Each Warrant shall initially be issued in registered form only.

3.2.	Effect of Countersignature

If a physical certificate is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, the Warrant represented by such certificate shall be invalid and of no effect and may not be exercised by the holder thereof.

3.3.	Registration

3.3.1	Warrant Register

The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants in book-entry form, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. To the extent the Warrants are held of record by the nominee of the Depository Trust Company (the “Depositary”), ownership of beneficial interests in the Warrants shall be shown on, and the transfer of such beneficial interests shall be effected through, records maintained by institutions that have accounts with the Depositary (such institution, with respect to a Warrant in its account, a “Participant”).

If the Depositary subsequently ceases to make its book-entry settlement system available for the Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Warrants are not eligible for, or it is no longer necessary to have the Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depositary to deliver to the Warrant Agent for cancellation each book-entry Warrant, and the Company shall instruct the Warrant Agent to deliver to the Depositary definitive certificates in physical form evidencing such Warrants (“Definitive Warrant Certificates”) which shall be in the form annexed hereto as Exhibit A.

Physical certificates, if issued, shall be signed by, or bear the facsimile signature of, a member of the board of directors of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

The Company will maintain a register of holders of the Warrants at its registered office in accordance with the provisions of the Luxembourg law of 10 August 1915 on commercial companies, as amended, which shall match the Warrant Register with regard to the entries therein. In the event of any discrepancies between the Warrant Register and the register held by the Company at its registered office, the register held by the Company at its registered office shall prevail for Luxembourg law purposes.

The Warrant Agent shall promptly provide a copy or an updated copy, as the case may be, of the Warrant Register to the Company on the issue date of the Warrants and at any time following any amendment thereto as well as upon the Company’s request, in order to allow the Company to create and/or update, as applicable, the register held by it at its registered office to reflect the Warrant Register.

3.3.2	Registered Holder

Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby, for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

3.4.	Fractional Warrants.

The Company shall not issue fractional Warrants. If a holder of Warrants would be entitled to receive a fractional Warrant, the Company shall round down to the nearest whole number the number of Warrants to be issued to such holder.

4.	Terms and Exercise of Warrants

4.1.	Warrant Price.

Each whole Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of Shares stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 5 hereof and in the last sentence of this Section 4.1. The term “Warrant Price” as used in this Agreement shall mean the price per share described in the prior sentence at which Shares may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days, provided, that the Company shall provide at least twenty (20) days prior written notice of such reduction to Registered Holders of the Warrants and, provided further that any such reduction shall be identical among all of the Warrants.

4.2.	Duration of Warrants.

A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the effective date of the merger (the “Second Merger”) between the Company and Unlimited Music S.A., a société anonyme organized and existing under the laws of the Grand Duchy of Luxembourg, and ending on the date that is five (5) years after the effective date of the Second Merger (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 4.3.2 below, with respect to an effective registration statement. Except with respect to the right to receive the Redemption Price (as defined below) in the event of a redemption (as set forth in Section 7 hereof), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, that the Company shall provide at least twenty (20) days prior written notice of any such extension to the Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all Warrants.

4.3.	Exercise of Warrants.

4.3.1	Payment.

Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by the Registered Holder thereof by delivering to the Warrant Agent at its corporate trust department (i) the Definitive Warrant Certificate evidencing the Warrants to be exercised, or, in the case of a Warrant represented by a book-entry, the Warrants to be exercised on the records of the Depositary to an account of the Warrant Agent at the Depositary designated for such purposes in writing by the Warrant Agent to the Depositary from time to time, (ii) an election to purchase (“Election to Purchase”) any Shares pursuant to the exercise of a Warrant, properly completed and executed by the Registered Holder as set forth in the Definitive Warrant Certificate or, in the case of a Book-Entry Warrant, properly delivered by the Participant in accordance with the Depositary’s procedures, and (iii) by paying in full the Warrant Price for each full Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Shares and the issuance of such Shares, as follows:

a)	in lawful money of the United States, in good certified check or good bank draft payable to the order of the Warrant Agent acting on behalf of the Company;

b)

in the event of a redemption pursuant to Section 7 hereof in which the Company’s board of directors (the “Board”) has elected to require all holders of the Warrants to exercise such Warrants on a “cashless basis,” by surrendering the Warrants for that number of Shares equal to the quotient obtained by dividing (x) the product of the number of Shares underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value”, as defined in this subsection 4.3.1(b) by (y) the Fair Market Value, rounded down to the nearest whole share. Solely for purposes of this subsection 4.3.1(b) and Section 7.3, the “Fair Market Value” shall mean the average reported last closing price of the Shares for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants, pursuant to Section 7 hereof;

c)	as provided in Section 8.4 hereof.

4.3.2	Issuance of Shares on Exercise

As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 4.3.1a)), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant Certificate, as applicable, for the number of Shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any Shares pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Shares underlying the Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations under Section 8.4. No Warrant shall be exercisable and the Company shall not be obligated to issue Shares upon exercise of a Warrant unless the Shares issuable upon such Warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the Registered Holder of such Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. Subject to Section 5.6 of this Agreement, a Registered Holder of Warrants may exercise its Warrants only for a whole number of Shares (i.e., only whole Warrants are exercisable). The Company may require holders of Warrants to settle the Warrant on a “cashless basis” pursuant to Section 8.4. If, by reason of any exercise of warrants on a “cashless basis”, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a Share, the Company shall round down to the nearest whole number, the number of Shares to be issued to such holder.

4.3.3	Valid Issuance.

All Shares issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

4.3.4	Date of Issuance.

Each person in whose name any book-entry position or certificate, as applicable, for Shares is issued shall for all purposes be deemed to have become the holder of record of such Shares on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.

4.3.5	Maximum Percentage.

A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 4.3.5; however, no holder of a Warrant shall be subject to this subsection 4.3.5 unless he, she or it makes such election.

If the election is made by a holder, the Warrant Agent shall not affect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (the “Maximum Percentage”) of the Shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Shares beneficially owned by such person and its affiliates shall include the number of Shares issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude Shares that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”). For purposes of the Warrant, in determining the number of outstanding Shares, the holder may rely on the number of outstanding Shares as reflected in (1) the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of Shares outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of Shares then outstanding. In any case, the number of outstanding Shares shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding Shares was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

5.	Adjustments

5.1.	Stock Dividends.

5.1.1	Split-Ups.

If after the date hereof, and subject to the provisions of Section 5.6 below, the number of outstanding Shares is increased by a stock dividend payable in Shares, or by a split-up of Shares or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding Shares. A rights offering to holders of Shares entitling holders to purchase Shares at a price less than the “Fair Market Value” (as defined below) shall be deemed a stock dividend of a number of Shares equal to the product of (i) the number of Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Shares) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the Fair Market Value. For purposes of this subsection 5.1.1, (i) if the rights offering is for securities convertible into or exercisable for Shares, in determining the price payable for Shares, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) ”Fair Market Value” means the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

5.1.2	Extraordinary Dividends.

If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Shares on account of such Shares (or other shares of the Company’s share capital into which the Warrants are convertible), other than (a) as described in subsection 5.1.1 above or (b) Ordinary Cash Dividends (as defined below) (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each Share in respect of such Extraordinary Dividend. For purposes of this subsection 5.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Shares during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 5 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of Shares issuable on exercise of each Warrant) does not exceed $0.50.

5.2.	Aggregation of Shares.

If after the date hereof, and subject to the provisions of Section 5.6 hereof, the number of outstanding Shares is decreased by a consolidation, combination, reverse stock split or reclassification of Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding Shares.

5.3.	Adjustments in Exercise Price.

Whenever the number of Shares purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 5.1 or 5.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Shares so purchasable immediately thereafter.

5.4.	Replacement of Securities upon Reorganization, etc.

In case of any reclassification or reorganization of the Shares (other than a change under Sections 5.1 or 5.2 hereof or that solely affects the par value of such Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance” ); provided, however, that (i) if the holders of the Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Shares in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Shares under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding Shares, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 5; provided, further, that if less than 70% of the consideration receivable by the holders of the Shares in the applicable event is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the SEC, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (1) Section 7 of this Agreement shall be taken into account, (2) the price of Shares shall be the volume weighted average price of the Shares as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (3) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (4) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Shares consists exclusively of cash, the amount of such cash per Share, and (ii) in all other cases, the volume weighted average price of the Shares as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in Shares covered by subsection 5.1.1, then such adjustment shall be made pursuant to subsection 5.1.1 or Sections 5.2, 5.3 and this Section 5.4. The provisions of this Section 5.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of such Warrant.

5.5.	Notices of Changes in Warrant

Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 5.1, 5.2, 5.3 or 5.4, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

5.6.	No Fractional Shares.

The Company shall not issue fractional shares upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 5, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of Shares to be issued to such holder.

5.7.	Form of Warrant.

The form of Warrant need not be changed because of any adjustment pursuant to this Section 5, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

5.8.	Other Events.

In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 5 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 5, then, in each such case, the Company shall appoint an independent public accountant, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 5 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

6.	Transfer and Exchange of Warrants

6.1.	Registration of Transfer

The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

6.2.	Procedure for Surrender of Warrants

Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company (which may be the Company’s internal counsel) stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

6.3.	Fractional Warrants.

The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a warrant.

6.4.	Service Charges.

No service charge shall be made for any exchange or registration of transfer of Warrants.

6.5.	Warrant Execution and Countersignature.

The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 6, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

7.	Redemption

7.1.	Redemption.

Not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 7.2 below, at the price of the USD ($) equivalent of EUR 0.01 (one eurocent) per Warrant (the “Redemption Price”), provided that the last reported closing price of the Shares equals or exceeds $18.00 per Share (subject to adjustment in compliance with Section 5 hereof), for any twenty (20) trading days within a thirty (30) trading day period ending on the third trading day prior to the date on which notice of the redemption is given and provided that there is an effective registration statement covering the Shares issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 7.2 below) or the Company has elected to require the exercise of the Warrants on a “cashless basis” pursuant to subsection 4.3.1(b) and such cashless exercise is exempt from registration under the Securities Act.

7.2.	Date Fixed for, and Notice of, Redemption.

In the event that the Company elects to redeem all of the Warrants, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (the 30 day period, the “Redemption Period”) to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.

7.3.	Exercise After Notice of Redemption.

The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 4.3.1(b) of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 7.2 hereof and prior to the Redemption Date. In the event that the Company determines to require all holders of Warrants to exercise their Warrants on a “cashless basis” pursuant to subsection 4.3.1, the notice of redemption shall contain the information necessary to calculate the number of Shares to be received upon exercise of the Warrants, including the “Fair Market Value” (as such term is defined in subsection 4.3.1(b) hereof) in such case. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

8.	Other Provisions Relating to Rights of Holders of Warrants

8.1.	No Rights as Shareholder

A Warrant does not entitle the Registered Holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any pre-emptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

8.2.	Lost, Stolen, Mutilated, or Destroyed Warrants.

If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

8.3.	Reservation of Shares

The Company shall at all times reserve and keep available an authorized capital covering the number of Shares authorized but unissued Shares under the Warrants that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

8.4.	Registration of Shares ; Cashless Exercise at Company’s Option

8.4.1	Registration of Shares

The Company shall use its best efforts to maintain the effectiveness of a registration statement for the registration, under the Securities Act, of the Shares issuable upon exercise of the Warrants, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of this Agreement. During any period when the Company shall fail to have maintained an effective registration statement covering the Shares issuable upon exercise of the Warrants, holders of the Warrants shall have the right to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act or another exemption) for that number of Shares equal to the quotient obtained by dividing (x) the product of the number of Shares underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value” (as defined below) by (y) the Fair Market Value. Solely for purposes of this subsection 8.4.1, “Fair Market Value” shall mean the volume weighted average price of the Shares as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of “cashless exercise” is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a

Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a “cashless basis” in accordance with this subsection 8.4.1 is not required to be registered under the Securities Act and (ii) the Shares issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act) of the Company and, accordingly, shall not be required to bear a restrictive legend. Except as provided in subsection 8.4.2, for the avoidance of any doubt, unless and until all of the Warrants have been exercised, the Company shall continue to be obligated to comply with its registration obligations under the first two sentences of this subsection 8.4.1.

8.4.2	Cashless Exercise at Company’s Option

If the Shares are at the time of any exercise of a Warrant not listed on a US securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, (i) require holders of Warrants who exercise Warrants to exercise such Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act as described in subsection 8.4.1 and (ii) in the event the Company so elects, the Company shall (x) not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Shares issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary, and (y) use its best efforts to register or qualify for sale the Shares issuable upon exercise of the Warrant under the blue sky laws of the state of residence of the exercising Warrant holder to the extent an exemption is not available.

9.	Concerning the Warrant Agent and Other Matters

9.1.	Payment of Taxes.

The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Shares upon the exercise of the Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such Shares.

9.2.	Resignation, Consolidation, or Merger of Warrant Agent.

9.2.1	Appointment of Successor Warrant Agent.

The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

9.2.2	Notice of Successor Warrant Agent

In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Shares not later than the effective date of any such appointment.

9.2.3	Merger or Consolidation of Warrant Agent

Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

9.3.	Fees and Expenses of Warrant Agent

9.3.1	Remuneration

The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

9.3.2	Further Assurances

The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

9.4.	Liability of Warrant Agent

9.4.1	Reliance on Company Statement

Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President, Chief Executive Officer, the Chief Financial Officer, the General Counsel or the Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

9.4.2	Indemnity

The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct, fraud or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct, fraud or bad faith.

9.4.3	Exclusions

The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 5 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Shares to be issued pursuant to this Agreement or any Warrant or as to whether any Shares shall, when issued, be valid and fully paid and nonassessable.

9.5.	Acceptance of Agency

The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of Shares through the exercise of the Warrants.

10.	Miscellaneous Provisions

10.1.	Successors

All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

10.2.	Notices

Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Modern Media Acquisition Corp. S.A.

19, rue de Bitbourg,

L-1273 Luxembourg

Grand-Duchy of Luxembourg

Attention: Board of Directors

with

copies to:

Laurent Schummer

Arendt & Medernach SA

41A avenue JF Kennedy L-2082 Luxembourg

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, NY 10004

Attention: Compliance Department

10.3.	Amendments

This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the vote or written consent of the Registered Holders of 65% of the then outstanding Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 4.1 and 4.2, respectively, without the consent of the Registered Holders.

10.4.	Applicable Law

The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

10.5.	Persons Having Rights under this Agreement

Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

10.6.	Examination of Warrant Agreement

A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

10.7.	Counterparts.

This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

10.8.	Effect of Headings

The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

10.9.	Severability.

This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature page follows]

This Agreement has been signed in two (2) originals on the day and year first before written.

MODERN MEDIA ACQUISITION CORP. S.A. as Company

By: Lewis W. Dickey, Jr. Title: Director and authorised signatory

CONTINENTAL STOCK TRANSFER & TRUST COMPANY as Warrant Agent and Transfer Agent

By: Title:

[Signature Page to Warrant Agreement (Public Warrants)]

EXHIBIT A

[Form of Warrant Certificate]

[FACE]

ISIN

MODERN MEDIA ACQUISITION CORP. S.A.

INCORPORATED UNDER THE LAWS OF THE GRAND DUCHY OF LUXEMBOURG WARRANTS

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR IN THE WARRANT AGREEMENT DESCRIBED BELOW

This certifies that                  is the registered holder of            Warrant(s) (the “Warrants” and each, a “Warrant”) to purchase shares with a nominal value of EUR 0.01 each (“Shares”), of Modern Media Acquisition Corp. S.A., a public limited liability company, organized and existing under the laws of Luxembourg, having its registered office at 19, rue de Bitbourg, L-1273 Luxembourg, Grand-Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (R.C.S. Luxembourg) under number B232611 (the “Company”).

Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and nonassessable Shares as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid Share. Only whole Warrants are exercisable. No fractional shares will be issued upon the exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in a Share, the Company will, upon exercise, round down to the nearest whole number the number of Shares to be issued to the Warrant holder. The number of the Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

The initial Exercise Price per share of Common Stock for any Warrant is equal to $11.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the laws of the Grand Duchy of Luxembourg.

MODERN MEDIA ACQUISITION CORP. S.A.

as Company

By:
Title: Director and authorised
signatory

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

as Warrant Agent and Transfer Agent

By:
Title:

[Form of Warrant Certificate]

[BACK]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive Shares and are issued or to be issued pursuant to a Warrant Agreement dated as of [DATE] 2019 (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of Election to Purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the Shares to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the Shares is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of Shares issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. Only whole Warrants are exercisable. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a Share, the Company shall, upon exercise, round down to the nearest whole number of Shares to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.

Election To Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive Shares and herewith tenders payment for such shares to the order of Modern Media Acquisition Corp. S.A. (the “Company”) in the amount of $ in accordance with the terms hereof. The undersigned requests that a Certificate for such shares be registered in the name of, whose address is and that such shares be delivered to, whose address is. If said number of shares is less than all of the Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of , whose address is , and that such Warrant Certificate be delivered to, whose address is.

In the event that the Warrant has been called for redemption by the Company pursuant to Section 7 of the Warrant Agreement and the Company has required cashless exercise pursuant to Section 7.3 of the Warrant Agreement, the number of shares that this Warrant is exercisable for shall be determined in accordance with subsection 4.3.1(b) and Section 5.3 of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 8.4 of the Warrant Agreement, the number of shares that this Warrant is exercisable for shall be determined in accordance with Section 8.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Shares. If said number of shares is less than all of the Shares purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of, whose address is, and that such Warrant Certificate be delivered to, whose address is.

By:
Address:
[Tax Identification Number:]
Date: